CONTACTS: Media Inquiries

Krista Sohm
(248) 435-7115
krista.sohm@meritor.com

Richard Gotch
+44 (0)7831 569732
richard.gotch@m-eng.com

Investor Inquiries
Brett Penzkofer
(248) 435-9426
brett.penzkofer@meritor.com

Meritor to Close Trailer Axle Business in Europe

Troy, Mich. (March 31, 2011) – Meritor, Inc. (NYSE: MTOR) announced today that it will close its European trailer axle business on July 31, 2011. The company currently estimates that charges in the range of $17 million to $23 million will be incurred over the next year in connection with these actions. Of these charges, an estimated $12 million to $18 million are expected to result in cash expenditures.

     “This decision is driven by the competitive nature of the European trailer axle market which requires significant scale to address increasing cost challenges,” said Joe Mejaly, president, Aftermarket and Trailers, Meritor. “In addition, following the decline in recent years, the market for commercial vehicle trailers is recovering more slowly than other sectors. After an extensive review process, we have concluded that we will be unable to achieve acceptable financial returns on a sustainable basis and that future investment would be better deployed to other businesses,” said Mejaly.

     “We recognize the impact of this decision on our workforce,” said Mejaly. “Our employees are talented and highly skilled individuals who have worked hard to support our customers. We will do our utmost to assist them during this transition.” In total, 171 employees are affected by this action. In addition to the company’s main trailer axle manufacturing operation in Cwmbran, United Kingdom, Meritor also has trailer employees located in France, Italy and Spain.

     “We are appreciative of the long-term relationships we have maintained with our customers in the European trailer business and are taking steps to mitigate the challenges this action may present,” said Mejaly. The company also remains committed to customer service through its global Aftermarket business. Service parts will continue to be available and warranties will be honored.

     The company’s facility in Cwmbran, United Kingdom, is also home to Meritor’s center of expertise for the design, development and manufacture of braking systems and components for the commercial vehicle truck market. In September 2010, the company announced its intent to invest $42 million to advance its foundation brake leadership position in Europe. The brake business in Cwmbran is entirely unaffected by the closure of the European trailer axle business.

     Meritor’s trailer axle manufacturing operations in North and South America, including the company’s Suspensys joint venture in South America with the Randon S/A group, are also unaffected by this action.

About Meritor, Inc.

Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers in more than 70 countries. Meritor is based in Troy, Mich., United States, and is made up of more than 11,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For more information, visit the company's web site at meritor.com.

Forward Looking Statement

This Release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the ability to achieve the expected benefits of restructuring actions; the demand for commercial and specialty vehicles for which we supply products; reduced production for certain military programs and the return of volumes of selected long-term military contracts to more normalized levels; global economic and market cycles and conditions, including the recent global economic crisis; availability and sharply rising costs of raw materials, including steel; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); whether the liquidity of the company will be affected by declining vehicle productions in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of the company’s suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to continue to comply with covenants in its financing agreements; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; the outcome of actual and potential product liability, warranty and recall claims; rising costs of pension and other postretirement benefits; and possible changes in accounting rules; as well as other substantial costs, risks and uncertainties, including but not limited to those detailed herein and from time to time in other filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.